EXHIBIT 99.2

STRYKER MODIFIES ITS DIVIDEND POLICY

AND DECLARES TRANSITION DIVIDEND

Kalamazoo, Michigan - October 30, 2009 -- Stryker Corporation (NYSE:SYK) announced today that its

Board of Directors has modified its dividend policy to adopt a quarterly payment schedule in lieu of an annual dividend.  In conjunction with this modification, the Company's Board of Directors has declared a cash transition dividend of $0.10 per share, payable December 16, 2009, to shareholders of record at the close of business on November 18, 2009.  The transition dividend will increase the total dividends paid in 2009 to $0.50 per share, up 52% from the $0.33 per share paid in 2008. Subject to further action by the Company's Board of Directors, the Company anticipates the first quarterly dividend to be paid in January 2010 at a targeted quarterly rate of $0.15 per share.

Stryker Corporation is one of the world's leading medical technology companies with the most broadly based range of products in orthopaedics and a significant presence in other medical specialties. Stryker works with respected medical professionals to help people lead more active and more satisfying lives. The Company's products include implants used in joint replacement, trauma, craniomaxillofacial and spinal surgeries; biologics; surgical, neurologic, ear, nose & throat and interventional pain equipment; endoscopic, surgical navigation, communications and digital imaging systems; as well as patient handling and emergency medical equipment. For more information about Stryker, please visit www.stryker.com.

CONTACT:	Katherine A. Owen
Vice President, Strategy and Investor Relations
269/385-2600